UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Bridgepoint Education, Inc.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

10807M105

(CUSIP Number of Class of Securities)

Andrew S. Clark

CEO and President

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600

San Diego, California, 92128

(858) 668-2586

(Name, address and telephone number of person authorized to receive notices and communication on behalf of Filing Persons)

Copy to:

Martin J. Waters, Esq.

Anthony G. Mauriello, Esq.

Wilson Sonsini Goodrich & Rosati, PC

12235 El Camino Real, Suite 200

San Diego, CA 92130-3002

Telephone: (858) 350-2300

Facsimile: (858) 350-2399

CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$199,875,000	$25,743.90

*	Estimated for purposes of calculating the amount of the filing fee only, this amount is based on the purchase of 10,250,000 shares of common stock at the maximum tender offer price of $19.50 per share.
**	The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory #1 for Fiscal Year 2014, equals $128.80 for each $1,000,000 of the value of the transaction.
☐	Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration No.: N/A	Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTION

This Tender Offer Statement on Schedule TO relates to the offer by Bridgepoint Education, Inc., a Delaware corporation (“Bridgepoint” or the “Company”), to purchase up to 10,250,000 shares of its common stock, par value $0.01 per share, at a purchase price of $19.50 per share, net to the seller in cash, without interest and less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 13, 2013 (the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), and in the related Letter of Transmittal (the “Letter of Transmittal”), a copy of which is attached hereto as Exhibit (a)(1)(B). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended. The information contained in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO, as more particularly described below.

Item 1. Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2. Subject Company Information.

(a)        The name of the issuer is Bridgepoint Education, Inc., a Delaware corporation, and the address of its principal executive office is 13500 Evening Creek Drive North, Suite 600, San Diego, California, 92128. The telephone number of its principal executive office is (858) 668-2586.

(b)        The information set forth under “Introduction” in the Offer to Purchase is incorporated herein by reference.

(c)        The information set forth in the Offer to Purchase under Section 8 (“Price Range of the Shares”) is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a)        The Company is the filing person. The Company’s address and telephone number are set forth in Item 2 above. The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and under Schedule I (“Directors and Officers of Bridgepoint Education, Inc.”) is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a)        The following sections of the Offer to Purchase contain a description of the material terms of the transaction and are incorporated herein by reference:

•	“Summary Term Sheet”;

•	“Introduction”;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Offer; Certain Effects of the Offer; Other Plans”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditional Tender of Shares”);

•	Section 7 (“Conditions of the Offer”);

•	Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 14 (“Material U.S. Federal Income Tax Consequences”); and

•	Section 15 (“Extension of the Offer; Termination; Amendment”).

(b)        The information in the “Introduction” to the Offer to Purchase and in Section 11 of the Offer to Purchase (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e)        The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) - (c) The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Offer; Certain Effects of the Offer; Other Plans”) is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a)        The information set forth in the Offer to Purchase under Section 9 (“Source and Amount of Funds”) is incorporated herein by reference.

(b)        The information set forth in the Offer to Purchase under Section 7 (“Conditions of the Offer”) is incorporated herein by reference.

(d)        The information set forth in the Offer to Purchase under Section 9 (“Source and Amount of Funds”) is incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company.

(a) and (b) The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

(a)        The information set forth in the Offer to Purchase under Section 16 (“Fees and Expenses”) is incorporated herein by reference.

Item 10. Financial Statements.

(a) and (b) The information set forth in the Offer to Purchase under Section 17 (“Certain Financial Information”) is incorporated herein by reference.

Item 11. Additional Information.

(a)        The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 10 (“Certain Information Concerning the Company”), Section 12 (“Effects of the Offer on the Market for Shares; Registration under the Exchange Act”) and Section 13 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

(c)        The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12. Exhibits.

(a)(1)(A)*	Offer to Purchase, dated November 13, 2013.
(a)(1)(B)*	Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated November 13, 2013.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated November 13, 2013.
(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(G)*	Press Release, dated November 13, 2013.
(a)(1)(H)*	Summary Advertisement, dated November 13, 2013.
(a)(1)(I)*	Memo to Optionees, dated November 13, 2013.
(a)(1)(J)*	Option Election Form.
(d)(2)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Founders (incorporated by reference to Exhibit 10.2 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(3)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees (incorporated by reference to Exhibit 10.3 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(4)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn (incorporated by reference to Exhibit 10.4 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(5)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Robert Hartman (incorporated by reference to Exhibit 10.12 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(6)	Amended and Restated 2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees (incorporated by reference to Exhibit 10.13 to the registrant’s Form 8-K filed with the SEC on January 12, 2010).

(d)(7)	Amended and Restated 2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn (incorporated by reference to Exhibit 10.14 to the registrant’s Form 8-K filed with the SEC on January 12, 2010).
(d)(8)	Amended and Restated 2005 Stock Incentive Plan-Amendment to Stock Option Award (incorporated by reference to Exhibit 10.33 to the registrant’s Form S-1 filed with the SEC on March 30, 2009).
(d)(9)	Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated May 13, 2013) (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on May 16, 2013).
(d)(10)	2009 Stock Incentive Plan - Form of Restricted Stock Unit Award Agreement (General - Annual Employee Grant) (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-Q filed with the SEC on August 6, 2013).
(d)(11)	Form of Nonstatutory Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.4 to the registrant’s Registration Statement on Form S-8 filed with the SEC on May 13, 2009).
(d)(12)	Form of Incentive Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the registrant’s Registration Statement on Form S-8 filed with the SEC on May 13, 2009).
(d)(13)	Form of Restricted Stock Unit Award Agreement (Deferred Settlement) for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the registrant’s Form 8-K filed with the SEC on June 27, 2011).
(d)(14)	Form of Restricted Stock Unit Award Agreement (General) for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the registrant’s Form 8-K filed with the SEC on June 27, 2011).
(d)(15)	Form of Restricted Stock Unit Award Agreement for the 2009 Stock Incentive Plan (Non-Employee Director - Annual Grant) (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-Q filed with the SEC on May 15, 2013).
(d)(16)	Form of Restricted Stock Unit Award Agreement for the 2009 Stock Incentive Plan (General - Annual Grant) (incorporated by reference to Exhibit 10.2 to the registrant’s Form 10-Q filed with the SEC on May 15, 2013).
(d)(17)	Form of Restricted Stock Unit Award Agreement for the 2009 Stock Incentive Plan (General - Employee Annual Grant) (incorporated by reference to Exhibit 99.1 to the registrant’s Form 8-K filed with the SEC on May 16, 2013).
(d)(18)	Employment Agreement between Andrew S. Clark and the registrant (incorporated by reference to Exhibit 10.24 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(19)	Employment Agreement between Daniel J. Devine and the registrant (incorporated by reference to Exhibit 10.25 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(20)	Employment Agreement between Christopher L. Spohn and the registrant (incorporated by reference to Exhibit 10.26 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(21)	Amendment to Stock Option Agreement(s) between Christopher L. Spohn and the registrant (incorporated by reference to Exhibit 10.20 to the registrant’s Form 10-K filed with the SEC on March 2, 2011).
(d)(22)	Offer Letter to Diane Thompson (incorporated by reference to Exhibit 10.28 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(23)	Offer Letter to Thomas Ashbrook (incorporated by reference to Exhibit 10.29 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(24)	Offer Letter to Douglas C. Abts (incorporated by reference to Exhibit 10.31 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(25)	Executive Severance Plan (incorporated by reference to Exhibit 10.31 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).

(d)(26)	Form of Severance Agreement under the Executive Severance Plan (incorporated by reference to Exhibit 10.32 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(27)	Offer Letter to Dale Crandall (incorporated by reference to Exhibit 10.30 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(28)	Offer Letter to Marye Anne Fox (incorporated by reference to Exhibit 10.30 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).
(d)(29)	Offer Letter to Andrew Miller (incorporated by reference to Exhibit 10.31 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).
(d)(30)	Form of Indemnification Agreement for Executive Officers and Directors (before January 1, 2012) (incorporated by reference to Exhibit 10.8 to the registrant’s Form S-1 filed with the SEC on December 22, 2009).
(d)(31)	Form of Indemnification Agreement (after January 1, 2012) (incorporated by reference to Exhibit 10.33 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).
(d)(32)	Stock Ownership Guidelines (effective January 1, 2012) (incorporated by reference to Exhibit 10.34 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).

* Filed	herewith.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 13, 2013	BRIDGEPOINT EDUCATION, INC.

	By:	/s/ Andrew S. Clark
		Name:	Andrew S. Clark
		Title:	President and Chief Executive Officer

Exhibit Index

(a)(1)(A)*	Offer to Purchase, dated November 13, 2013.
(a)(1)(B)*	Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated November 13, 2013.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated November 13, 2013.
(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(G)*	Press Release, dated November 13, 2013.
(a)(1)(H)*	Summary Advertisement, dated November 13, 2013.
(a)(1)(I)*	Memo to Optionees, dated November 13, 2013.
(a)(1)(J)*	Option Election Form.
(d)(2)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Founders (incorporated by reference to Exhibit 10.2 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(3)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees (incorporated by reference to Exhibit 10.3 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(4)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn (incorporated by reference to Exhibit 10.4 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(5)	2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Robert Hartman (incorporated by reference to Exhibit 10.12 to the registrant’s Form S-1 filed with the SEC on February 17, 2009).
(d)(6)	Amended and Restated 2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees (incorporated by reference to Exhibit 10.13 to the registrant’s Form 8-K filed with the SEC on January 12, 2010).
(d)(7)	Amended and Restated 2005 Stock Incentive Plan-Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn (incorporated by reference to Exhibit 10.14 to the registrant’s Form 8-K filed with the SEC on January 12, 2010).
(d)(8)	Amended and Restated 2005 Stock Incentive Plan-Amendment to Stock Option Award (incorporated by reference to Exhibit 10.33 to the registrant’s Form S-1 filed with the SEC on March 30, 2009).
(d)(9)	Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated May 13, 2013) (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on May 16, 2013).
(d)(10)	2009 Stock Incentive Plan - Form of Restricted Stock Unit Award Agreement (General - Annual Employee Grant) (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-Q filed with the SEC on August 6, 2013).
(d)(11)	Form of Nonstatutory Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.4 to the registrant’s Registration Statement on Form S-8 filed with the SEC on May 13, 2009).
(d)(12)	Form of Incentive Stock Option Agreement for Executives and Senior Management for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the registrant’s Registration Statement on Form S-8 filed with the SEC on May 13, 2009).
(d)(13)	Form of Restricted Stock Unit Award Agreement (Deferred Settlement) for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the registrant’s Form 8-K filed with the SEC on June 27, 2011).

(d)(14)	Form of Restricted Stock Unit Award Agreement (General) for the 2009 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the registrant’s Form 8-K filed with the SEC on June 27, 2011).
(d)(15)	Form of Restricted Stock Unit Award Agreement for the 2009 Stock Incentive Plan (Non-Employee Director - Annual Grant) (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-Q filed with the SEC on May 15, 2013).
(d)(16)	Form of Restricted Stock Unit Award Agreement for the 2009 Stock Incentive Plan (General - Annual Grant) (incorporated by reference to Exhibit 10.2 to the registrant’s Form 10-Q filed with the SEC on May 15, 2013).
(d)(17)	Form of Restricted Stock Unit Award Agreement for the 2009 Stock Incentive Plan (General - Employee Annual Grant) (incorporated by reference to Exhibit 99.1 to the registrant’s Form 8-K filed with the SEC on May 16, 2013).
(d)(18)	Employment Agreement between Andrew S. Clark and the registrant (incorporated by reference to Exhibit 10.24 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(19)	Employment Agreement between Daniel J. Devine and the registrant (incorporated by reference to Exhibit 10.25 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(20)	Employment Agreement between Christopher L. Spohn and the registrant (incorporated by reference to Exhibit 10.26 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(21)	Amendment to Stock Option Agreement(s) between Christopher L. Spohn and the registrant (incorporated by reference to Exhibit 10.20 to the registrant’s Form 10-K filed with the SEC on March 2, 2011).
(d)(22)	Offer Letter to Diane Thompson (incorporated by reference to Exhibit 10.28 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(23)	Offer Letter to Thomas Ashbrook (incorporated by reference to Exhibit 10.29 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(24)	Offer Letter to Douglas C. Abts (incorporated by reference to Exhibit 10.31 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(25)	Executive Severance Plan (incorporated by reference to Exhibit 10.31 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(26)	Form of Severance Agreement under the Executive Severance Plan (incorporated by reference to Exhibit 10.32 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(27)	Offer Letter to Dale Crandall (incorporated by reference to Exhibit 10.30 to the registrant’s Form S-1 filed with the SEC on March 20, 2009).
(d)(28)	Offer Letter to Marye Anne Fox (incorporated by reference to Exhibit 10.30 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).
(d)(29)	Offer Letter to Andrew Miller (incorporated by reference to Exhibit 10.31 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).
(d)(30)	Form of Indemnification Agreement for Executive Officers and Directors (before January 1, 2012) (incorporated by reference to Exhibit 10.8 to the registrant’s Form S-1 filed with the SEC on December 22, 2009).
(d)(31)	Form of Indemnification Agreement (after January 1, 2012) (incorporated by reference to Exhibit 10.33 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).
(d)(32)	Stock Ownership Guidelines (effective January 1, 2012) (incorporated by reference to Exhibit 10.34 to the registrant’s Form 10-K filed with the SEC on March 7, 2012).

* Filed	herewith.

-ii-